Exhibit 3.50

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “LANX, INC.”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF APRIL, A.D. 2013, AT 2:58 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
4478454 8100	Jeffrey W. Bullock, Secretary of State
130410017	AUTHENTICATION: 0341463
you may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 04-08-13

Execution Copy

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LANX, INC.

The undersigned, Dan Gladney, hereby certifies that:

ONE: The original name of this company is Lanx Medical, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was December 20, 2007.

TWO: He is the duly elected and acting Chief Executive Officer of Lanx, Inc. a Delaware corporation.

THREE: The Amended and Restated Certificate of Incorporation of this company is hereby amended and restated to read as follows:

I.

The name of this company is Lanx, Inc. (the “Company” or the “Corporation”).

II.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 353,180,709 shares, 280,000,000 shares of which shall be Common Stock (the “Common Stock”) and 73,180,709 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C. 46,000,000 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”). 7,926,798 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”). 19,253,911 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”, and, collectively with the Series A Preferred and Series B Preferred, the “Series Preferred”).

D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series C Preferred, in preference to the holders of Series B Preferred, Series A Preferred and Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series C Original Issue Price (as defined below) per annum on each outstanding share of Series C Preferred (the “Series C Accruing Dividends”). The Series C Accruing Dividends shall accrue on each share of Series C Preferred from the date of issuance of such share, whether or not earned or declared, and shall be cumulative to the extent not actually paid; provided, however, that except as set forth in Sections 3, 5 and 6 below, (i) the Series C Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors (the “Board”) and (ii) the Company shall be under no obligation to pay the Series C Accruing Dividends. In the sole discretion of the holders of Series C Preferred, any dividends accruing on the Series C Preferred may be paid, when, as and if payable according to the foregoing provisions of this Section 1(a), in whole or in part and at any time, to each holder of Series C Preferred entitled to receive any such dividend, by the issuance of additional shares of Series C Preferred (including fractional shares) having an aggregate liquidation value at the time of such payment equal to the Series C Accruing Dividends; provided that if the Company pays less than the total amount of dividends then accrued on the Series C Preferred in the form of additional Shares, such payment in shares shall be made pro rata among the holders of Series C Preferred who have elected to receive additional shares of Series C Preferred in lieu of cash dividends and shall be based upon the aggregate accrued but unpaid dividends on the shares held by each such holder. If, as and when any shares are issued under this Section 1(a) for the payment of accrued dividends, such shares shall be deemed to be duly authorized, validly issued and outstanding, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(b) After full payment of dividends to the holders of Series C Preferred set forth in Section 1(a) above, holders of Series B Preferred, in preference to the holders of Series A Preferred and Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Series B Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred (the “Series B Accruing Dividends”). The Series B Accruing Dividends shall accrue on each share of Series B Preferred from the date of issuance of such share, whether or not earned or declared, and shall be cumulative to the extent not actually paid; provided, however, that except as set forth in Sections 3, 5 and 6, (i) the Series B Accruing Dividends shall be payable only when, as, and if declared by the Board and (ii) the Company shall be under no obligation to pay the Series B Accruing Dividends.

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(c) After full payment of dividends to the holders of Series C Preferred set forth in Section 1(a) above and full payment of dividends to the holders of Series B Preferred set forth in Section 1(b) above, holders of Series A Preferred, in preference to the holders of Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum, compounded annually, on each outstanding share of Series A Preferred (the “Series A Accruing Dividends”). The Series A Accruing Dividends shall accrue on each share of Series A Preferred from the date of issuance of such share, whether or not earned or declared, and shall be cumulative to the extent not actually paid; provided, however, that except as set forth in Sections 3, 5 and 6, (i) the Series A Accruing Dividends shall be payable only when, as, and if declared by the Board and (ii) the Company shall be under no obligation to pay the Series A Accruing Dividends.

(d) The “Original Issue Price” shall be $0.831 for the Series C Preferred, $0.91155 for the Series B Preferred and $0.59346 for the Series A Preferred (each such price as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Each of the Series C Accruing Dividend, Series B Accruing Dividend and Series A Accruing Dividend shall be referred to herein as the “Accruing Dividends.”

(e) So long as any shares of Series C Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property or make any other distribution on the Series B Preferred, Series A Preferred or Common Stock, or purchase, redeem or otherwise acquire for value any shares of Series B Preferred, Series A Preferred or Common Stock until the Series C Accruing Dividend as set forth in Section 1(a) above on the Series C Preferred shall have been paid or declared and set apart for payment.

(f) So long as any shares of Series B Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Series A Preferred or Common Stock, or purchase, redeem or otherwise acquire for value any shares of Series A Preferred or Common Stock until the Series B Accruing Dividend as set forth in Section 1(b) above on the Series B Preferred shall have been paid or declared and set apart for payment.

(g) So long as any shares of Series A Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until the Series A Accruing Dividend as set forth in Section 1(c) above on the Series A Preferred shall have been paid or declared and set apart for payment.

(h) Other than distributions to holders of the Common Stock in accordance with Sections 3 or 4 below, the Series Preferred will participate in any dividend or distribution on the Common Stock on an as-if converted basis.

3.

(i) The restrictions in Sections 1(e), 1(f) and 1(g) will not apply to:

(i) acquisitions of Common Stock by the Company, which are approved by the Board and do not exceed $100,000 in the aggregate in any twelve (12) month period, pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services provided by the holder(s) of such shares to the Company;

(ii) acquisitions of Common Stock (other than shares of Common Stock received upon conversion of shares of Series Preferred pursuant to Section 5 below (“Conversion Shares”)) in exercise of the Company’s right of first refusal (if any) to repurchase such shares that are approved by (i) the Board and (ii) the Series Preferred as may be required by this Certificate of Incorporation; or

(iii) distributions to holders of Common Stock in accordance with Sections 3 and 4, including the terms of Sections 3 and 4 regarding the preferences of the Series A Preferred, Series B Preferred and Series C Preferred.

(j) The provisions of Sections 1(e), 1(f), 1(g) and 1(h) shall not apply to (i) a dividend payable solely in shares of, or securities, rights, warrants or other instruments exercisable or convertible into, Common Stock to which the provisions of Section 5(f) hereof are applicable, or (ii) any repurchase of any outstanding securities of the Company (other than shares of Series Preferred or Conversion Shares) that is approved by (A) the Board and (B) the Series Preferred as may be required by this Certificate of Incorporation.

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series Preferred. For so long as at least 14,100,000 shares of Series Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series Preferred after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series Preferred acting together as a single class on an as-if-converted basis shall be necessary for effecting or validating the following actions (whether by amendment, merger, consolidation, reclassification, recapitalization or otherwise):

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(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or Bylaws of the Company (including any filing of a Certificate of Designation);

(ii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any authorization or agreement to issue any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred, Series B Preferred, or Series C Preferred in liquidation preference or voting rights or any increase in the authorized or designated number of any such new class or series;

(iii) Any increase or decrease in the authorized number of shares of Common Stock or Series Preferred;

(iv) Any liquidation, dissolution or winding up of the Company;

(v) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock other than (A) dividends permitted pursuant to clause (i) of Section 1(j) and (B) for acquisitions of Common Stock by the Company permitted by Section 1(i),(ii) or (iii) hereof);

(vi) Any reclassification, reorganization or recapitalization of the outstanding capital stock of the Company;

(vii) Any material contract, directly or indirectly, between any executive officer, director or holder of more than five percent (5%) of the Company’s voting securities, or any member of their immediate families, or any entity affiliated with any of the foregoing, on the one hand, and the Company, on the other hand (other than contracts relating to any such person’s ownership of capital stock or other securities of the Company);

(viii) Any corporate action or agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 4 hereof);

(ix) Any increase or decrease in the authorized number of members of the Company’s Board;

(x) Any increase in the number of shares of Common Stock authorized for issuance under the Company’s 2007 Equity Incentive Plan (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), or the adoption of any new equity incentive plan for employees, directors, consultants, or other persons providing services to the Company;

(xi) Any issuance of shares or warrants including in connection with leases or loans, but excluding (A) issuances of options or shares under the Company’s 2007 Equity Incentive Plan (or other option plans approved by the Board and the holders of the Series Preferred), if such issuances have been approved by the Board or the Compensation

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Committee of the Board, (B) the issuance of up to 500,000 shares of Common Stock in any transaction or series of related transactions (as adjusted for stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof), in connection with the acquisition or license of assets or technology approved by the Board and (C) the issuance of shares pursuant to securities of the Company outstanding as of the date hereof;

(xii) Incurring indebtedness for borrowed money in any transaction or series of related transactions in amounts of more than $1,000,000 in the aggregate, or any material amendments to the agreements governing such indebtedness;

(xiii) Any acquisition of the debt or equity securities or assets of any other entity for consideration of more than $1,000,000 in the aggregate;

(xiv) Any expenditure of the Company’s funds not provided for in an annual budget of the Company approved by the Board in an amount greater than $500,000 in the aggregate; and

(xv) Any agreement that by its terms restricts the Company’s right to accrue dividends on the Series Preferred or that by its terms restricts the Company’s ability to perform its other obligations with respect to the Series Preferred.

(c) Separate Vote of Series B Preferred. For so long as any shares of Series B Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least two-thirds of the outstanding shares of Series B Preferred shall be necessary for any of the following actions (whether by amendment, merger, consolidation, reclassification, recapitalization or otherwise): (i) any amendment, alteration or repeal of any provision of the Certificate of Incorporation, or any reclassification, reorganization or recapitalization, that by its terms either alters the powers, preferences or privileges of the Series B Preferred in a manner that affects the Series B Preferred both adversely and in a manner materially different from the Series A Preferred, or that renders the Series B Preferred junior to or pari passu with the Series A Preferred, or (ii) any redemption, repurchase, payment or declaration of dividends or other distributions with respect to the Series A Preferred other than, so long as all Series B Accruing Dividends on the Series B Preferred have been declared and paid, Series A Accruing Dividends as provided in Section D.1.

(d) Separate Vote of Series C Preferred. For so long as any shares of Series C Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series C Preferred, voting together as a separate class, shall be necessary for effecting or validating any of the following actions (whether by amendment, merger, consolidation, reclassification, recapitalization or otherwise): (i) any amendment, alteration, waiver, or repeal of any provision of the Certificate of Incorporation of the Company (including any filing of a Certificate of Designation) that alters, waives or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series C Preferred so as to affect them adversely; provided that no such vote or written consent of holders of shares of Series C Preferred shall be required in connection with any such action that does not affect the Series C Preferred adversely; (ii) any increase in the authorized number

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of shares of Series C Preferred; (iii) any issuance of Additional Shares of Common Stock as defined in Section 5.(h)(v) below in a financing transaction or series of related financing transactions that would result in gross proceeds to the Company in excess of $15,000,000; or (iv) the incurrence of indebtedness for borrowed money in any transaction or series of related transactions in amounts of more than $30,000,000 in the aggregate (inclusive of indebtedness existing on April 5, 2013), or any material amendments to the agreements governing such indebtedness.

(e) Election of Board of Directors.

(i) For so long as at least 1,919,808 shares of Series B Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series B Preferred after the filing date hereof) the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director;

(ii) For so long as at least 10,531,460 shares of Series A Preferred remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series A Preferred after the filing date hereof) the holders of Series A Preferred, voting as a separate class, shall be entitled to elect two members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors;

(iii) The holders of Common Stock, voting as a separate class, shall be entitled to elect three members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and

(iv) The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(v) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Boards’ action to fill such vacancy by

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(i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

3. LIQUIDATION RIGHTS.

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Series B Preferred, Series A Preferred or Common Stock, the holders of Series C Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series C Preferred held by them, an amount per share of Series C Preferred equal to the greater of (i) two times the Original Issue Price of the Series C Preferred plus all accrued and unpaid Series C Accruing Dividends, whether or not declared, and any other declared and unpaid dividends on the Series C Preferred (such amount, the “Series C Liquidation Preference”), and (ii) the amount such holder would have received if all shares of Series C Preferred had been converted into Common Stock immediately prior to such dissolution, liquidation, or winding up of the Company. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series C Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) Upon any Liquidation Event, after the payment of the full liquidation preference of the Series C Preferred as set forth in Section 3(a), before any distribution or payment shall be made to the holders of any Series A Preferred or Common Stock, the holders of Series B Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series B Preferred held by them, an amount per share of Series B Preferred equal to the greater of (i) the Original Issue Price of the Series B Preferred plus all accrued and unpaid Series B Accruing Dividends, whether or not declared, and any other declared and unpaid dividends on the Series B Preferred, and (ii) the amount such holder would have received if all shares of Series B Preferred had been converted into Common Stock immediately prior to such dissolution, liquidation, or winding up of the Company. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Preferred of the liquidation preference set forth in this Section 3(b), then, following payment to the holders of Series C Preferred of the full amounts to which they are entitled pursuant to Section 3(a) above, such assets (or consideration) shall be distributed among the holders of Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

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(c) Upon any Liquidation Event, after the payment of the full liquidation preference of the Series C Preferred and Series B Preferred as set forth in Sections 3(a) and 3(b), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series A Preferred held by them, an amount per share of Series A Preferred equal to the greater of (i) the Original Issue Price of the Series A Preferred plus all accrued and unpaid Series A Accruing Dividends, whether or not declared, and any other declared and unpaid dividends on the Series A Preferred, and (ii) the amount such holder would have received if all shares of Series A Preferred had been converted into Common Stock immediately prior to such dissolution, liquidation, or winding up of the Company. If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(c), then, following payment to the holders of Series C Preferred and Series B Preferred of the full amounts to which they are entitled pursuant to Sections 3(a) and 3(b) above, such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(d) After the payment of the full liquidation preference of the Series Preferred as set forth in Sections 3(a), (b) and (c) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

4. ASSET TRANSFER OR ACQUISITION RIGHTS.

(a) In the event that the Company is a party to an Acquisition or Asset Transfer (each as hereinafter defined), then each holder of Series C Preferred shall be entitled to receive, for each share of Series C Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3(a) above and (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if all shares of Series C Preferred had been converted to Common Stock pursuant to Section 5 below immediately prior to such Acquisition or Asset Transfer.

(b) In the event that the Company is a party to an Acquisition or Asset Transfer (each as hereinafter defined), then each holder of Series B Preferred shall be entitled to receive, after payment to the holders of the Series C Preferred of the full preferential amounts to which they are entitled pursuant to Section 4(a) above, for each share of Series B Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3(b) above and (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if all shares of Series B Preferred had been converted to Common Stock pursuant to Section 5 below immediately prior to such Acquisition or Asset Transfer.

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(c) In the event that the Company is a party to an Acquisition or Asset Transfer (each as hereinafter defined), then each holder of Series A Preferred shall be entitled to receive, after payment to the holders of the Series C Preferred and Series B Preferred of the full preferential amounts to which they are entitled pursuant to Sections 4(a) and (b) above, for each share of Series A Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3(c) above and (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if all shares of Series A Preferred had been converted to Common Stock pursuant to Section 5 below immediately prior to such Acquisition or Asset Transfer.

(d) For the purposes of this Section 4: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include (X) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (Y) any sale of Series C Preferred pursuant to the Series C Purchase Agreement; and (ii) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of substantially all of the assets of the Company, and, for the purpose of Sections 4(a), 4(b) and 4(c), above, shall include any sale, lease, exclusive license or other disposition of assets of the Company representing a majority of the aggregate net revenue of the Company for the twelve months prior to such sale, lease, exclusive license or other disposition, as determined by the Board and the holders of sixty-six and two-thirds percent (66 2/3%) of the Series Preferred acting as a single class on an as-if-converted basis.

(e) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

5. CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

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(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series Preferred Conversion Rate” then in effect for the applicable series of Series Preferred (determined as provided in Section 5(b)) by the number of shares of Series Preferred being converted.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of any series of Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price of such series of Series Preferred by the “Series Preferred Conversion Price,” calculated as provided in Section 5(c).

(c) Series Preferred Conversion Price. The conversion price for each series of Series Preferred shall initially be $0.831 for the Series C Preferred, $0.831 for the Series B Preferred and $0.59346 for the Series A Preferred (the “Series Preferred Conversion Price”). Such initial Series Preferred Conversion Price for each series of Series Preferred shall be adjusted from time to time in accordance with this Section 5. All references herein to the Series Preferred Conversion Price with respect to any series of Series Preferred shall mean the Series Preferred Conversion Price for such series of Series Preferred as so adjusted.

(d) Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the series and number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any accrued and unpaid Accruing Dividends, whether or not declared, on the shares of Series Preferred being converted, and any other declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred; provided that, upon any such conversion of Series C Preferred, any accrued and unpaid Series C Accruing Dividends, whether or not declared, on the shares of Series C Preferred being converted, and any other declared and unpaid dividends on the shares of Series C Preferred being converted, shall be converted into a number of shares of Common Stock equal to the aggregate amount of the Series C Accruing Dividends and any other declared and unpaid dividends on the shares of Series C Preferred being converted divided by the applicable Series Preferred Conversion Price for the Series C Preferred and the holder(s) of such Series C Preferred Shares shall be entitled to a cash payment equal to the value of any fractional share of Common Stock otherwise issuable to any such holder upon conversion of their Series C Preferred as set forth in this proviso. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

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(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series C Preferred is issued (the ‘‘Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock, the Series Preferred Conversion Price in effect for each Series of Series Preferred immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares, the Series Preferred Conversion Price for each series of Series Preferred in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Common Stock Dividends and Distributions.

(i) If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the Series Preferred Conversion Price then in effect for each series of Series Preferred shall be decreased as of the time of such issuance, as provided below:

(A) The Series Preferred Conversion Price for each series of Series Preferred shall be adjusted by multiplying such Series Preferred Conversion Price then in effect by a fraction:

(1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(B) If the Company fixes a record dale to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Conversion Price for each series of Series Preferred shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(C) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price for each series of Series Preferred shall be recomputed accordingly as of the close of business on such record date and thereafter such Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

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(ii) If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in securities, rights, warrants or other instruments exercisable or convertible into shares of Common Stock, then in each such event provision shall be made so that the holders of the Series Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon such conversion, the kind and amount of securities, rights, warrants or other instruments exercisable or convertible into shares of Common Stock that they would have been entitled to receive had the Series Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of any series of Series Preferred; provided, however, that no such provision shall be made with respect to any series of Series Preferred if the holders of such series of Series Preferred receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of such series of Series Preferred had been converted into Common Stock on the date of such event.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series Preferred Conversion Price then in effect for each series of Series Preferred and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price.

If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price for any series of Series Preferred (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series Preferred Conversion Price for such series of Series Preferred shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to such Effective Price.

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(i) No adjustment shall be made to any Series Preferred Conversion Price in an amount less than one cent per share. Any adjustment required by this Section 5(h) shall be rounded to the nearest one cent per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the applicable Series Preferred Conversion Price.

(ii) No adjustment to the Series Preferred Conversion Price for the Series A Preferred or the Series B Preferred shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of at least sixty-six and two-thirds percent (66 2/3%) of the Series Preferred, acting together as a single class on an as-if-converted basis, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment to the Series Preferred Conversion Price for the Series C Preferred shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series C Preferred, acting together as a separate class, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as the sum of: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) convertible into Additional Shares of Common Stock or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities convertible into Additional Shares of Common Stock are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into Additional Shares of Common Stock or (y) rights, warrants or options for the purchase of Additional Shares of Common Stock or Convertible Securities convertible into Additional Shares of Common Stock and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion

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Price for any series of Series Preferred, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated at the time of such reduction using the figure to which such minimum amount of consideration is reduced, and the Series Preferred Conversion Price for each series of Series Preferred shall be decreased, if applicable, at such time to equal such recalculated Effective Price; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated at the time of such increase using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities, and the Series Preferred Conversion Price of each series of Series Preferred shall be increased, if applicable, to equal such recalculated Effective Price.

(D) No further adjustment of a Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Series A Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the

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consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v) For the purpose of making any adjustment to the Conversion Price of any series of Series Preferred required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of any Series Preferred;

(B) shares of Common Stock issued as a dividend or distribution on such series of Series Preferred;

(C) shares of Series C Preferred issued pursuant to the Series C Preferred Stock Purchase Agreement by and among the Company and the other parties thereto dated on or about the filing date hereof (the “Series C Purchase Agreement”);

(D) shares of Common Stock issued or issuable pursuant to the exercise of the warrants issued pursuant to Series C Purchase Agreement (the “Common Warrants”);

(E) shares of Common Stock, Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans that are approved by the Board;

(F) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(G) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board and the holders of sixty-six and two-thirds percent (66 2/3%) of the Series Preferred acting together as a single class on an as-if-converted basis; and

(H) any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Company’s Board and the holders of sixty-six and two-thirds percent (66 2/3%) of the Series Preferred acting together as a single class on an as-if-converted basis.

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References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price for each Series of Series Preferred shall be reduced to the applicable Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of any Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of any series of Series Preferred, if such series of Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Series Preferred at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such series of Series Preferred. Failure to provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital

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reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding Series Preferred, acting together as a single class on an as-if-converted basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the applicable then-effective Series Preferred Conversion Price, (A) at any time upon the affirmative election of (i) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Series Preferred acting as a single class on an as-if-converted basis and (ii) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series C Preferred, voting together as a separate class; provided that if such conversion occurs in connection with a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”), no consent of the holders of Series C Preferred Stock as a separate class will be required if the adjustment set forth in the Section 5(1) below is made, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the price per share to the public in such offering multiplied by the number of shares of Common Stock outstanding immediately prior to the closing of such offering (including all shares of Common Stock issuable upon conversion or exercise of Convertible Securities outstanding immediately prior to the closing of such offering) results in an amount of at least $300,000,000, (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $50,000,000, and (iii) the Company’s shares have been listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market (a “Qualified IPO”). Upon such automatic conversion pursuant to clause (A), any accrued and unpaid Accruing Dividends, whether or not declared, and any other declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d). Upon such automatic conversion pursuant to clause (A) in connection with an IPO, or pursuant to clause (B), any accrued and unpaid Accruing Dividends, whether or not declared, and any other declared and unpaid dividends shall be paid in Common Stock (at the price of the Common Stock issued in the IPO); provided that, with respect to clause (B) of this Section 5(k)(i), upon any such conversion of Series C Preferred, any accrued and

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unpaid Series C Accruing Dividends, whether or not declared, on the shares of Series C Preferred being converted, and any other declared and unpaid dividends on the shares of Series C Preferred being converted, shall be converted into a number of shares of Common Stock equal to the aggregate amount of the Series C Accruing Dividends and any other declared and unpaid dividends on the shares of Series C Preferred being converted divided by the then applicable Series Preferred Conversion Price and the holder(s) of such Series C Preferred Shares shall be entitled to a cash payment equal to the value of any fractional share of Common Stock otherwise issuable to any such holder upon conversion of their Series C Preferred as set forth in this proviso (shares of Common Stock issued upon conversion of the Series C Accruing Dividends and other declared and unpaid dividends on the shares of Series C Preferred pursuant to clause (B) of this Section 5(k)(i), the “Series C IPO Dividend Shares”).

(ii) Upon the occurrence of either of the events specified in Section 5(k)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any accrued and unpaid Accruing Dividends, whether or not declared, and any other declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(k)(i).

(l) Special Series C Preferred IPO Adjustment. If, in connection with the conversion of Series C Preferred in connection with an IPO, the value of the sum of (i) the total number of shares of Common Stock issuable upon conversion of one share of Series C Preferred pursuant to clause (A) of Section 5(k)(i) in connection with an IPO or pursuant to clause (B) of Section 5(k)(i), plus (ii) the total number of Series C IPO Dividend Shares issuable upon conversion of one share of Series C Preferred, plus (iii) the Per Share Warrant Value (as defined herein) (the sum of (i), (ii) and (iii), the “IP0 Conversion Value”), is less than the Series C Liquidation Preference, then the then-current Series Preferred Conversion Price for the Series C Preferred shall be reduced immediately prior to such conversion to a price such that immediately following such adjustment, the IPO Conversion Value shall equal the Series C Liquidation Preference, it being understood that the effects of such adjustment will be taken into account in setting the IPO Per Share Price. For purposes of determining the value of the shares of Common Stock in (i) and (ii) above, the value of each share of Common Stock shall be equal to the IPO Per Share Price (as defined herein). For the purposes of this Section 5(1): (A) “Per Share Warrant Value” shall mean the product obtained by multiplying (I) 0.50 (as adjusted for

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stock splits, recapitalizations, combinations and the like with respect to shares of Series C Preferred), by (II) the amount by which (x) the IPO Per Share Price, exceeds (y) the Warrant Exercise Price (as defined herein); (B) “IPO Per Share Price” shall mean the offering price to the public of one share of Common Stock in the IPO with respect to which the Series C Preferred converts to Common Stock; and (C) “Warrant Exercise Price” shall mean the Exercise Price (as defined in the Common Warrants).

(m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. For purposes of determining whether fractional shares exist upon conversion of shares of the Series Preferred, all such converting shares of Series Preferred represented by a single certificate issued by the Company and held by each holder shall be aggregated. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(n) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred at the then applicable Series Preferred Conversion Rate. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

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6. REDEMPTION.

(a) The Company shall be obligated to redeem the Series Preferred as follows:

(i) Series C Preferred. The holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series C Preferred, voting together as a separate class, may require the Company, to the extent it has funds legally available therefor, to redeem all of the then outstanding Series C Preferred not prior to the second anniversary of the Original Issue Date (the “Series C Redemption” and the date of such Series C Redemption, the “Series C Redemption Date”); provided that the Company shall receive written notice of such election of the Series C Preferred at least sixty (60) days prior to such Series C Redemption Date. The Company shall effect the Series C Redemption on the Series C Redemption Date by paying in cash in exchange for each share of Series C Preferred to be redeemed on such date an amount equal to the greater of (A) the Series C Liquidation Preference, and (B) the fair market value of one share of Series C Preferred as determined by a third party acceptable to the Board and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series C Preferred. Shares subject to redemption pursuant to this Section 6(a)(i) shall be redeemed from each holder of Series C Preferred on a pro rata basis, based on the number of shares of Series C Preferred then held.

(ii) Series B Preferred. The holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Preferred, voting together as a separate class, may require the Company, to the extent it has funds legally available therefor, to redeem all of the then outstanding Series B Preferred in two equal installments beginning not prior to the later of (A) the date on which no shares of Series C Preferred remain issued and outstanding and (B) December 3, 2013, and ending on the date one year from such first redemption date (each such installment a “Series B Redemption’' and the date of each such installment a “Series B Redemption Date”); provided that the Company shall receive at least sixty (60) days prior to the first such Series B Redemption Date written notice of such election of the Series B Preferred. The Company shall effect the Series B Redemptions on each Series B Redemption Date by paying in cash in exchange for each share of Series B Preferred an amount equal to the greater of (A) the Original Issue Price per share of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus accrued and unpaid Series B Accruing Dividends, whether or not declared, and any additional declared and unpaid dividends, with respect to such share and (B) the fair market value of one share of Series B Preferred as determined by a third party acceptable to the Board and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Preferred. On the first Series B Redemption Date, the Company shall redeem one-half of the aggregate number of shares of Series B Preferred outstanding immediately prior to such Series B Redemption Date. On the second Series B Redemption Date, the Company shall redeem all remaining shares of Series B Preferred. Shares subject to redemption pursuant to this Section 6(a)(ii) shall be redeemed from each holder of Series B Preferred on a pro rata basis, based on the number of shares of Series B Preferred then held.

(iii) Series A Preferred. The holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred, voting together as a separate class, may require the Company, to the extent it has funds legally available therefor, to redeem all of the then outstanding Series A Preferred (the “Series A Redemption”) not prior to the later of (A) the date on which no shares of Series C Preferred or Series B Preferred remain issued and outstanding and (B) December 31, 2012; provided that the Company

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shall receive at least sixty (60) days prior to the date on which the Series A Redemption is to be consummated (the “Series A Redemption Date,” and, collectively with the Series B Redemption Dates and Series C Redemption Dates, each a “Redemption Date”) written notice of such election of the Series A Preferred. The Company shall effect the Series A Redemption on the Series A Redemption Date by paying in cash in exchange for each share of Series A Preferred an amount equal to the greater of (A) the Original Issue Price per share of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus accrued and unpaid Series A Accruing Dividends, whether or not declared, and any additional declared and unpaid dividends, with respect to such share and (B) the fair market value of one share of Series A Preferred as determined by a third party acceptable to the Board and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Preferred.

(b) At least thirty (30) days but no more than sixty (60) days prior to a Redemption Date, the Company shall send a notice (a “Redemption Notice”) to all holders of the series of Series Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares of a particular series of Series Preferred to be redeemed at the Redemption Date, then it shall so notify such holders and shall redeem such shares of such series of Series Preferred pro rata (based on the portion of the aggregate Redemption Price payable to the holders of such series) to the extent possible and shall redeem the remaining shares of such series to be redeemed as soon as sufficient funds are legally available. For the avoidance of doubt, (1) in the event the holders of the Series C Preferred have provided the Company with written notice of their election to be redeemed as provided above, no shares of Series B Preferred or Series A Preferred shall be redeemed pursuant to this Section until the Company has redeemed all outstanding shares of Series C Preferred and (2) in the event the holders of the Series B Preferred have provided the Company with written notice of their election to be redeemed as provided above, no shares of Series A Preferred shall be redeemed pursuant to this Section until the Company has redeemed all outstanding shares of Series B Preferred.

(c) On or prior to a Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed on such Redemption Date with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 6(c) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 5 hereof no later than the fifth day preceding the applicable Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 6(c) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request, together with any interest that has accrued on such funds.

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(d) On or after each such Redemption Date, each holder of shares of Series Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, all rights of the holder of such shares as holder of Series Preferred (except the right to receive the Redemption Price without interest upon surrender of the certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(e) In the event of a call for redemption of any shares of Series Preferred pursuant to the terms of this Section 6, the Conversion Rights (as defined in Section 5) for such series of Series Preferred shall terminate as to the shares designated for redemption at the close of business on the last business day preceding the applicable Redemption Date, unless default is made in payment of the Redemption Price.

7. NO REISSUANCE OF SERIES PREFERRED.

No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permitted under applicable law.

B. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be seven or such other number fixed by the Board in the manner provided in the Bylaws after the filing date of this Restated Certificate, subject to any restrictions which may be set forth in this Restated Certificate.

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B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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IN WITNESS WHEREOF, Lanx, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer as of April 8, 2013.

LANX, INC.

By:	/s/ Dan Gladney
Dan Gladney
Chief Executive Officer

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

SIGNATURE PAGE